Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-204174 and 333-200877 on Form S-8 and No. 333-209015 on Form S-3 of our report dated March 15, 2016, relating to the consolidated financial statements of Hortonworks Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change of Hortonworks, Inc’s fiscal year end from April 30 to December 31) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

March 15, 2016